Exhibit 99.1

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Conflicts Committee

of the Board of Directors

Western Refining Logistics GP, LLC,

in its capacity as General Partner of Western Refining Logistics, LP

212 N. Clark Drive

El Paso, Texas 79905

The Conflicts Committee:

We hereby consent to the inclusion of our opinion letter, dated August 12, 2017, to the Conflicts Committee of the Board of Directors of Western Refining Logistics, LP (“WNRL”), as Annex B to, and reference to such opinion letter under the headings “SUMMARY — Opinion of Financial Advisor to the WNRL GP Conflicts Committee” and “THE MERGER — Opinion of Financial Advisor to the WNRL GP Conflicts Committee” in, the consent statement/prospectus relating to the proposed transaction involving WNRL and Andeavor Logistics LP (“ALLP”), which consent statement/prospectus forms a part of the Registration Statement on Form S-4 of ALLP (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

August 21, 2017